CONSULTING AGREEMENT
                              --------------------


THIS AGREEMENT entered into as of October 13, 1995 (the "Agreement") by and between Viragen, Inc. (the "Company") and Girmon Investment Co., Limited, a company incorporated in Ireland, Company No. 233671 ("Girmon"), acting solely by and through its Chairman of the Board and Chief Executive Officer, Mr. Moty Hermon ("Hermon") (collectively the "Consultant"), hereby agree to the following:


      1. APPOINTMENT OF CONSULTANT. The Company hereby engages Consultant, on a non-exclusive basis, and Consultant hereby agrees to render services to the Company through Hermon as an international financial and business development consultant on a worldwide basis.

      2. DUTIES. During the term of this Agreement, Consultant, solely by and through Hermon, shall provide advice to, undertake for and consult with the Company concerning international, financial and business development matters, including but not limited to, financial and investor relations, international marketing, strategic planning, and corporate organization and structure. Hermon shall devote and spend a minimum of 50% of his business time and effort, representing not less than eighty (80) hours per calendar month, exclusively to perform services for the Company in accordance with this Agreement, subject to an appropriate and proportional reduction for U.S. legal holidays and equivalent of three (3) vacation weeks per twelve (12) month period. Consultant shall use its best efforts to at all times promote the best interests of the Company.

      3. TERM. Subject to the provisions of paragraph 8 herein, the term of this Agreement shall be for a two (2) year period commencing on the date hereof.

      4. COMPENSATION. For the services described herein, Consultant shall receive as sole and aggregate compensation from the Company, including its subsidiaries and affiliates, for all services rendered to and on behalf of the Company, a Warrant, attached hereto as Exhibit A and made a part hereof, for the purchase of up to 250,000 shares of the Company's Common Stock, irrevocably exercisable for a period of five (5) years following the dates of vesting as described herein. The purchase price of the shares underlying the Warrant shall be $1.00 per share. The Warrant shall VEST and become exercisable by Consultant
(a) as to 83,334 shares on the date hereof, (b) as to 83,333 shares on April 13, 1996, and (c) as to 83,333 shares on October 13, 1996. The Company acknowledges that this compensation shall be in addition to any compensation, including warrants, previously received by Hermon for prior services performed for the Company.

      5. EXPENSES. Consultant shall be promptly reimbursed by the Company for reasonable, documented, out-of-pocket expenses it shall incur in performing its services under this Agreement up to an aggregate of $20,000 per 12-month period of this Agreement. Travel and related expenses shall be limited to those incurred by Hermon. Receipts for reimbursable expenses shall be provided by Consultant in accordance with Company policy.


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      6.  REGISTRATION.  The Company agrees to  provide  Consultant with certain registration rights as defined in Exhibit A attached hereto.

      7. CONFIDENTIALITY. Consultant agrees to execute the Company's Confidentiality Agreement attached hereto as Exhibit B and made a part hereof. In view of the Confidential Information to be obtained by or disclosed to Consultant, because of the know-how acquired and to be acquired by Consultant, and as a material inducement to the Company to enter into this Agreement and continue to engage Consultant, Consultant covenants and agrees that, so long as Consultant is engaged by the Company and for a period of two (2) years after Consultant ceases for any reason to be engaged by the Company, Consultant shall not, directly or indirectly (i) divert business from, (ii) solicit or transact any business competitive with the Company or its affiliates with, or (iii) sell any products or services sold or offered by the Company or its affiliates to, any customer or former customer of the Company or its affiliates. In addition, Consultant covenants and agrees that, so long as Consultant is engaged by the Company and for a period of two (2) years after Consultant ceases for any reason to be engaged by the Company, Consultant hereby agrees to refrain from, anywhere in the world (the "Geographical Area"), directly or indirectly owning, managing, operating, controlling or financing, or participating in the ownership, management, control or financing, or participating in the ownership, management, control or financing of, or being connected with or having an interest in, or otherwise taking any part as a stockholder, director, officer, employee, agent, consultant, partner or otherwise in, any business competitive with that engaged in or being developed by the Company or its affiliates during Consultant's term of engagement. The Company's business is acknowledged to include, but not be limited to, the development, manufacture and distribution of human leukocyte-derived interferon therapy products and other derivative natural or recombinant technologies aimed at enhancing the human immune system, including cosmetic applications. Consultant acknowledges that the Company's business is international in scope, that a similar business could effectively compete with the Company and its affiliates' businesses from any location in the world, and that, therefore, the restricted Geographical Area is reasonable in scope to protect the Company and its affiliates' trade secrets and legitimate business interests. Any advice rendered by Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Company. The provisions of this paragraph 7 shall survive the termination and expiration of this Consulting Agreement.

      8.    TERMINATION.

            A. EVENTS. Notwithstanding any provisions of this Agreement (and its Exhibits) to the contrary, Consultant's engagement may be terminated by the Company with Cause (as hereinafter defined), effective upon the delivery of written notice to Consultant. In addition, Consultant's engagement shall automatically terminate (i) upon Consultant filing for protection of any kind under bankruptcy law in any jurisdiction (ii) upon Hermon leaving the post of Chairman or CEO of Girmon, leaving the employ of Girmon or directly or





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indirectly disassociating himself in any way with Girmon (iii) upon a change of control of Girmon from Hermon to any other person or entity (iv) upon Hermon's death or (v) upon Hermon becoming Disabled (as hereinafter defined).

            B. DEFINITION OF CAUSE. For purposes of this Agreement, "Cause" shall include, but not be limited to: (a) conviction for fraud or criminal conduct (other than conviction of, or a plea of guilty to, a non-DUI related traffic violation) (b) habitual drunkenness or drug addiction; (c) embezzlement;
(d) sanctions against Consultant in its capacity as a advisor to the Company by regulatory agencies governing the Company or against Consultant because of wrongful acts or misconduct of Consultant (e) breach or default by Consultant of any of the terms or conditions of Section 7 of this Agreement, (f) material breach or default by Consultant of any of the terms or conditions of the Confidentiality Agreement attached as Exhibit B hereto or (g) resignation by Consultant prior to the end of the term of this Agreement (in this last event, Consultant's engagement is deemed terminated with Cause on the date that it resigns).

            C. DEFINITION OF DISABLED. For purposes of this Agreement, Hermon shall be deemed to be "Disabled" when, by reason of physical or mental illness or of injury, he is unable to perform substantially all of the duties and responsibilities required of him in connection with his employment hereunder. No disability shall be deemed to exist until after Hermon shall be unable to perform his duties hereunder for ninety (90) consecutive days (the "Disability Period"). If Hermon shall have been under a disability but shall have returned to work prior to the end of the Disability Period, any new disability commencing within thirty (30) days of the termination of the prior disability shall be a continuation of the prior disability, and the period of all such disabilities shall be added together to determine whether, or how much of, the Disability Period has elapsed.

      9. IRREVOCABILITY OF WARRANTS FOLLOWING VESTING. Consultant and the Company agree that, subject to termination pursuant to Section 8 of the Warrant attached as Exhibit A hereto, upon the vesting of the Warrant pursuant to its terms, such Warrant shall be irrevocable for a period of five (5) years.

      10. INDEPENDENT CONTRACTOR. Consultant and the Company hereby acknowledge that Consultant is an independent contractor. Unless directed by the Company in writing, Consultant shall not hold itself out as, nor shall it take any action from which others might infer, that it is an agent of or a joint venture of the Company. Consultant and the Company hereby acknowledge that Consultant is acting solely as an independent contractor and as an independent advisor.

      11. MISCELLANEOUS. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties, except for any warrant agreements existing prior to the date hereof between Hermon and the Company. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Agreement shall be governed by the laws of the State of Florida.

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In the event of any dispute as to the terms of this  Agreement,  the  prevailing party in any litigation shall be entitled to reasonable attorney's fees.

      12. NOTICES. Any notices or communications with respect to this Agreement shall be delivered to the following addresses:

            As to the Company:      Viragen, Inc.
                                    Attn: Gerald Smith, President
                                    2343 West 76th Street
                                    Hialeah, Florida 33016


            As to Consultant:       Girmon Investment Co., Limited
                                    Attn: Moty Hermon, Chairman of the Board
                                          and Chief Executive Officer
                                    c/o Mr. Alan Gainsford
                                    Gainsford, Elliott & Co.
                                    Chartered Accountants
                                    4 Brook Street, Hanover Square
                                    London WI, United Kingdom

IN WITNESS WHEREOF, the parties and their duly authorized representatives have executed this Agreement as of the day and year first above written.

                                    VIRAGEN, INC.


                                    By: /S/ GERALD SMITH
                                        ----------------
                                        Gerald Smith, President



                                    GIRMON INVESTMENT CO., LIMITED,
                                    a company incorporated in Ireland


                                     By: /S/ MOTY HERMON
                                         ---------------
                                         Moty Hermon, Individually and as
                                         Chairman of the Board and Chief
                                         Executive Officer












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